Exhibit 99.6

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information is presented to illustrate the estimated effects of (i) the pending acquisition of Forest Laboratories, Inc. (“Forest”) by Actavis plc (“Actavis”), which was announced on February 18, 2014 (the “Forest Acquisition”), (ii) the acquisition of Aptalis Holdings Inc. (“Aptalis”) by Forest, which closed on January 31, 2014 (the “Aptalis Acquisition”), (iii) the acquisition of Warner Chilcott plc (“Warner Chilcott”), which closed on October 1, 2013 (the “Warner Chilcott Acquisition”) and (iv) the related financings to fund the acquisitions on the historical financial position and results of operations of Actavis.

The fiscal years of Actavis, Warner Chilcott, Forest and Aptalis end on December 31, December 31, March 31 and September 30, respectively. The following unaudited pro forma combined balance sheet is prepared based on historical consolidated balance sheets of Actavis, Forest and Aptalis as of December 31, 2013. The following unaudited pro forma combined statement of operations is prepared based on (i) the historical consolidated statement of operations of Actavis for the fiscal year ended December 31, 2013, (ii) the historical consolidated statement of operations of Warner Chilcott for the nine months ended September 30, 2013, (iii) the historical consolidated statement of operations of Forest for the twelve months ended December 31, 2013, which was derived by adding the consolidated statement of operations for the nine months ended December 31, 2013 and subtracting the consolidated statement of operations for the nine months ended December 31, 2012 to and from the consolidated statement of operations for the fiscal year ended March 31, 2013 and (iv) the historical consolidated statement of operations of Aptalis for the twelve months ended December 31, 2013, which was derived by adding the consolidated statement of operations for the three months ended December 31, 2013 and subtracting the consolidated statement of operations for the three months ended December 31, 2012 to and from the consolidated statement of operations for the fiscal year ended September 30, 2013.

The following unaudited pro forma combined balance sheet as of December 31, 2013 and unaudited pro forma combined statement of operations for the year ended December 31, 2013 are based upon and derived from and should be read in conjunction with the historical audited financial statements of Actavis (which are available in Actavis’ Annual Report on Form 10-K for the year ended December 31, 2013), historical unaudited financial statements of Warner Chilcott (which are available in Actavis’ Current Report on Form 8-K filed on March 25, 2014), historical audited financial statements of Forest (which are available in Forest’s Annual Report on Form 10-K for the year ended March 31, 2013), historical unaudited financial statements of Forest (which are available in Forest’s Quarterly Reports on Form 10-Q for the nine months ended December 31, 2013 and 2012), historical audited financial statements of Aptalis (which are available in Forest’s Current Report on Form 8-K filed on January 27, 2014 and historical unaudited financial statements of Aptalis (which are available in Actavis’ Current Report on Form 8-K filed on March 25, 2014).

The Forest Acquisition, the Aptalis Acquisition and the Warner Chilcott Acquisition have been accounted for as business combinations using the acquisition method of accounting under the provisions of Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 805, “Business Combinations,” (“ASC 805”). The unaudited pro forma combined financial statements set forth below primarily give effect to the following:

•	Application of the acquisition method of accounting in connection with the acquisitions;

•	Repayment of certain existing debt facilities and new borrowings under new debt facilities to fund the acquisitions; and

•	Transaction costs in connection with the acquisitions and financings.

The pro forma adjustments are preliminary and are based upon available information and certain assumptions, described in the accompanying notes to the unaudited pro forma combined financial information that management believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma combined financial information. Under ASC 805, assets acquired and liabilities assumed are recorded at fair value. The fair value of identifiable tangible and intangible assets acquired and liabilities assumed from the acquisitions of Forest and Aptalis are based on a preliminary estimate of fair value as of December 31, 2013. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. Significant judgment is required in determining the estimated fair values of in-process research and development (“IPR&D”), identifiable intangible assets and certain other assets and liabilities. Such valuation requires estimates and assumptions including, but not limited to, determining the timing and estimated costs to complete each in-process research project, projecting the timing of regulatory approvals, estimating future cash flows and direct costs in addition to developing the appropriate discount rates and current market profit margins. Since the Forest Acquisition has not been consummated, our access to information to make such estimates relating to Forest and Aptalis is limited and therefore, certain market based assumptions were used when data was not available. Management believes the fair values recognized for the assets to be acquired and liabilities to be assumed are based on reasonable estimates and assumptions. Preliminary fair value estimates may change as additional information becomes available and such changes could be material.

The unaudited pro forma combined statement of operations for the fiscal year ended December 31, 2013 assumes the completion of the transactions occurred on January 1, 2013. The unaudited pro forma combined balance sheet as of December 31, 2013 assumes the transactions occurred on December 31, 2013, except for the acquisition of Warner Chilcott and the related financing, which was already reflected in Actavis’ historical balance sheet as of December 31, 2013. The unaudited pro forma combined financial information has been prepared by management in accordance with the regulations of the SEC and is not necessarily indicative of the combined financial position or results of operations that would have been realized had the acquisitions occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that Actavis will experience after the acquisitions. In addition, the accompanying unaudited pro forma combined statement of operations does not include any pro forma adjustments to reflect expected cost savings or restructuring actions which may be achievable or the impact of any non-recurring activity and one-time transaction related costs.

Certain financial information of Forest, Aptalis and Warner Chilcott as presented in their respective consolidated financial statements have been reclassified to conform to the historical presentation in Actavis’ consolidated financial statements for purposes of preparation of the unaudited pro forma combined financial information.

This unaudited pro forma combined financial information should be read in conjunction with the accompanying notes as well as the historical consolidated financial statements and related notes of Actavis, and the historical consolidated financial statements and related notes of Warner Chilcott, Forest and Aptalis incorporated by reference into Actavis’ current report on Form 8-K to which this unaudited pro forma combined financial information is attached as an exhibit.

Actavis plc

Unaudited Pro Forma Combined Balance Sheet

As of December 31, 2013

(In millions)	Historical Actavis plc	Historical Forest(4)	Historical Aptalis(5)	Aptalis Acquisition and Financing Adjustments	Footnote Reference	Forest Subtotal - After the Aptalis Acquisition	Forest Acquisition Adjustments	Forest Financing Adjustments	Footnote Reference	Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$329.0	$2,322.4	$104.2	$(1,393.5)	7e	$1,033.1	$(7,084.6)	$5,722.5	7p,7v	$—
Marketable securities	2.5	701.7	—	—		701.7	—	—		704.2
Accounts receivable, net	1,404.9	369.9	104.1	—		474.0	—	—		1,878.9
Inventories, net	1,786.3	438.0	61.5	123.7	7b	623.2	547.8	—	7m	2,957.3
Prepaid expenses and other current assets	409.2	186.1	17.1	—		203.2	—	—		612.4
Assets held for sale	271.0	—	—	—		—	—	—		271.0
Deferred tax assets	231.8	275.0	8.9	—		283.9	—	—		515.7

Total current assets	4,434.7	4,293.1	295.8	(1,269.8)		3,319.1	(6,536.8)	5,722.5		6,939.5

Property, plant and equipment, net	1,616.8	395.6	94.3	—		489.9	—	—		2,106.7
Investments and other assets	137.5	1,584.8	24.6	(1.0)	7f	1,608.4	—	103.1	7w	1,849.0
Deferred tax assets	104.8	—	0.3	—		0.3	—	—		105.1
Product rights and other intangibles	8,234.5	2,072.1	574.4	2,190.3	7b	4,836.8	8,959.9	—	7m	22,031.2
Goodwill	8,197.6	713.1	180.7	445.2	7c	1,339.0	12,742.2	—	7n	22,278.8

Total assets	$22,725.9	$9,058.7	$1,170.1	$1,364.7		$11,593.5	$15,165.3	$5,825.6		$55,310.3

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$2,343.2	$1,040.0	$156.4	$—		$1,196.4	$—	$—		$3,539.6
Income taxes payable	96.6	—	6.5	—		6.5	—	—		103.1
Current portion of long-term debt and capital leases	534.6	—	12.5	(12.5)	7g	—	—	2,000.6	7x	2,535.2
Deferred revenue	38.8	—	2.7	—		2.7	—	—		41.5
Liabilities held for sale	246.6	—	—	—		—	—	—		246.6
Deferred tax liabilities	35.1	—	0.2	29.8	7d	30.0	115.0	—	7o	180.1

Total current liabilities	3,294.9	1,040.0	178.3	17.3		1,235.6	115.0	2,000.6		6,646.1

Long-term debt and capital leases	8,517.4	1,200.0	1,218.3	581.7	7g	3,000.0	—	3,825.0	7y	15,342.4
Deferred revenue	40.1	—	—	—		—	—	—		40.1
Other long-term liabilities	326.2	39.9	36.1	—		76.0	—	—		402.2
Other taxes payable	187.3	528.5	4.5	—		533.0	—	—		720.3
Deferred tax liabilities	822.9	257.0	64.8	527.9	7d	849.7	1,881.6	—	7o	3,554.2

Total liabilities	13,188.8	3,065.4	1,502.0	1,126.9		5,694.3	1,996.6	5,825.6		26,705.3

Commitments and contingencies
Equity:
Ordinary shares	—	43.4	0.1	(0.1)	7h	43.4	(43.4)	—	7q	—
Additional paid-in capital	8,012.6	1,951.1	307.5	(307.5)	7i	1,951.1	17,203.7	—	7r	27,167.4
Retained earnings (accumulated deficit)	1,432.3	9,166.6	(593.9)	499.8	7j	9,072.5	(9,159.4)	—	7s	1,345.4
Accumulated other comprehensive income	90.5	3.9	(45.6)	45.6	7k	3.9	(3.9)	—	7t	90.5
Treasury shares, at cost	(3.3)	(5,171.7)	—	—		(5,171.7)	5,171.7	—	7u	(3.3)

Total stockholders’ equity	9,532.1	5,993.3	(331.9)	237.8		5,899.2	13,168.7	—		28,600.0
Noncontrolling interest	5.0	—	—	—		—	—	—		5.0

Total equity	9,537.1	5,993.3	(331.9)	237.8		5,899.2	13,168.7	—		28,605.0

Total liabilities and equity	$22,725.9	$9,058.7	$1,170.1	$1,364.7		$11,593.5	$15,165.3	$5,825.6		$55,310.3

See the accompanying notes to the unaudited pro forma combined financial information.

Actavis plc

Unaudited Pro Forma Combined Statement of Operations

For the Year Ended December 31, 2013

(In millions, except for per share data)	Historical Actavis plc	Historial Warner Chilcott(6)	Warner Chilcott Acquisition and Financing Adjustments	Footnote Reference	Actavis plc Subtotal - After the Warner Chilcott Acquisition	Historical Forest(4)	Historical Aptalis(5)	Aptalis Acquisition and Financing Adjustments	Footnote Reference	Forest Subtotal - After the Aptalis Acquisition	Forest Acquisition Adjustments	Forest Financing Adjustments	Footnote Reference	Pro Forma
Net revenues	$8,677.6	$1,807.0	$(16.4)	8a	$10,468.2	$3,368.5	$705.1	$—		$4,073.6	$(22.9)	$—	8k	$14,518.9

Operating expenses:
Cost of sales (excludes amortization and impairment of acquired intangibles including product rights)	4,690.7	227.0	(18.3)	8a, 8b	4,899.4	642.8	169.2	—		812.0	(22.9)	—	8k	5,688.5
Research and development	616.9	86.0	0.4	8b	703.3	836.6	76.8	—		913.4	105.7	—	8l	1,722.4
Selling and marketing	1,020.3	322.0	—		1,342.3	1,151.7	101.7	—		1,253.4	145.5	—	8l	2,741.2
General and administrative	1,027.5	250.0	(63.3)	8b, 8c	1,214.2	445.6	93.8	(8.9)	8g	530.5	56.3	—	8l	1,801.0
Amortization	842.7	329.0	383.6	8d	1,555.3	127.1	74.5	202.0	8h	403.6	1,037.1	—	8m	2,996.0
Goodwill impairment	647.5	—	—		647.5	—	—	—		—	—	—		647.5
Loss on assets held for sale	42.7	—	—		42.7	—	—	—		—	—	—		42.7
Loss on asset sales, impairments, and contingent consideration adjustment, net	212.5	—	—		212.5	2.1	5.8	—		7.9	—	—		220.4

Total operating expenses	9,100.8	1,214.0	302.4		10,617.2	3,205.9	521.8	193.1		3,920.8	1,321.7	—		15,859.7

Operating (loss)/income	(423.2)	593.0	(318.8)		(149.0)	162.6	183.3	(193.1)		152.8	(1,344.6)	—		(1,340.8)

Actavis plc

Unaudited Pro Forma Combined Statement of Operations

For the Year Ended December 31, 2013

(In millions, except for per share data)	Historical Actavis plc	Historial Warner Chilcott(6)	Warner Chilcott Acquisition and Financing Adjustments	Footnote Reference	Actavis plc Subtotal - After the Warner Chilcott Acquisition	Historical Forest(4)	Historical Aptalis(5)	Aptalis Acquisition and Financing Adjustments	Footnote Reference	Forest Subtotal - After the Aptalis Acquisition	Forest Acquisition Adjustments	Forest Financing Adjustments	Footnote Reference	Pro Forma
Non-Operating income (expense):
Interest income	4.8	—	—		4.8	21.0	0.4	—		21.4	—	—		26.2
Interest expense	(239.8)	(179.0)	100.1	8e	(318.7)	(3.5)	(74.7)	(73.3)	8i	(151.5)	—	(149.0)	8o	(619.2)
Other income (expense), net	19.8	—	—		19.8	2.9	(5.9)	—		(3.0)	—	—		16.8

Total other income (expense), net	(215.2)	(179.0)	100.1		(294.1)	20.4	(80.2)	(73.3)		(133.1)	—	(149.0)		(576.2)

(Loss)/income before income taxes and noncontrolling interest	(638.4)	414.0	(218.7)		(443.1)	183.0	103.1	(266.4)		19.7	(1,344.6)	(149.0)		(1,917.0)
Provision for income taxes	112.7	80.0	(43.7)	8f	149.0	26.4	40.0	(64.2)	8j	2.2	(282.4)	(31.3)	8n, 8p	(162.5)

Net (loss)/income	(751.1)	334.0	(175.0)		(592.1)	156.6	63.1	(202.2)		17.5	(1,062.2)	(117.7)		(1,754.5)
Loss/(income) attributable to noncontrolling interest	0.7	—	—		0.7	—	—	—		—	—	—		0.7

Net (loss)/income attributable to common shareholders	$(750.4)	$334.0	$(175.0)		$(591.4)	$156.6	$63.1	$(202.2)		$17.5	$(1,062.2)	$(117.7)		$(1,753.8)

(Loss)/earnings per share attributable to common shareholders(9):
Basic	$(5.27)													$(7.60)

Diluted	$(5.27)													$(7.60)

Weighted average shares outstanding(9):
Basic	142.3													230.9

Diluted	142.3													230.9

See the accompanying notes to the unaudited pro forma combined financial information.

1.	Description of Transactions

The Forest Acquisition: On February 17, 2014, Actavis entered into an Agreement and Plan of Merger with Forest, pursuant to which Actavis will acquire Forest in a series of merger transactions (the “Mergers”).

Each share of Forest’s common stock issued and outstanding immediately prior to the Merger will be converted into the right to receive, at the election of the holder of such shares of Forest common stock, (i) 0.3306 of an Actavis ordinary share and $26.04 in cash (the ”Standard Election Consideration”), (ii) 0.4723 of an Actavis ordinary share (the “Stock Election Consideration”) or (iii) $86.81 in cash (the “Cash Election Consideration”). The Cash Election Consideration and Stock Election Consideration will be subject to proration to ensure that the total amount of cash paid and the total number of Actavis ordinary shares issued to Forest shareholders as a whole are equal to the total amount of cash and number of Actavis ordinary shares that would have been paid and issued if all Forest shareholders received the Standard Election Consideration. Refer to Note 7.l for further details.

Actavis plans to fund the Forest Acquisition through a combination of available cash on hand and third party debt financing consisting of unsecured cash bridge loans in an original aggregate principal amount of up to $3.0 billion, senior unsecured term loans in an aggregate principal amount of $2.0 billion and the issuance of up to $2.0 billion in aggregate principal amount of senior notes.

The acquisition is subject to customary conditions, including review and approval by the FTC under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Pending approval by the FTC, Actavis anticipates closing the transaction in the middle of the year ending December 31, 2014.

The Aptalis Acquisition: On January 31, 2014, Forest closed the Aptalis Acquisition in a series of merger transactions for an aggregate purchase price equal to the total enterprise value, plus the aggregate exercise price applicable to Aptalis’ outstanding options and other equity awards, plus the amount of closing date cash, minus Aptalis’ existing indebtedness, minus certain selling stockholders’ expenses. Refer to Note 7.a for further details. Forest funded the Aptalis Acquisition using the proceeds from its debt offerings.

The Warner Chilcott Acquisition: On October 1, 2013, Actavis acquired Warner Chilcott pursuant to a scheme of arrangement where each Warner Chilcott ordinary share was converted into 0.160 of Actavis ordinary share, or $5,833.9 million in equity consideration. Actavis’ historical consolidated statement of operations for the year ended December 31, 2013 includes results of operations of Warner Chilcott since October 1, 2013.

2.	Basis of Presentation

The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma combined financial statements to give effect to pro forma events that are (1) directly attributable to the acquisitions, (2) factually supportable, and (3) with respect to the unaudited pro forma combined statements of operations, are expected to have a continuing impact on the results of operations.

The unaudited pro forma combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, which requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date.

The acquisition method of accounting uses the fair value concepts defined in ASC 820, “Fair Value Measurement” (“ASC 820”) as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

3.	Accounting Policies

Following the Forest Acquisition, Actavis will conduct a review of accounting policies of Forest, inclusive of Aptalis, in an effort to determine if differences in accounting policies require restatement or reclassification of results of operations or reclassification of assets or liabilities to conform to Actavis’ accounting policies and classifications. As a result of that review, Actavis may identify differences among the accounting policies of the companies that, when conformed, could have a material impact on this pro forma combined financial information. During the preparation of this pro forma combined financial information, Actavis was not aware of any material differences between accounting policies of the companies, except for certain reclassifications necessary to conform to Actavis’ financial presentation, and accordingly, this pro forma combined financial information does not assume any material differences in accounting policies among the companies.

4.	Historical Forest

Financial information presented in the “Historical Forest” column in the unaudited pro forma combined balance sheet represents the historical consolidated balance sheet of Forest as of December 31, 2013. Financial information presented in the “Historical Forest” column in the unaudited pro forma combined statement of operations represents the historical consolidated statement of operations of Forest for the year ended December 31, 2013, which is derived by adding the consolidated statement of operations for the nine months ended December 31, 2013 and subtracting the consolidated statement of operations for the nine months ended December 31, 2012 to and from the consolidated statement of operations for the fiscal year ended March 31, 2013 as follows (in millions):

	Year Ended March 31, 2013	Nine Months Ended December 31, 2013	Nine Months Ended December 31, 2012	Twelve Months Ended December 31, 2013
Total revenue	$3,094.0	$2,554.7	$2,280.2	$3,368.5
Cost of goods sold	649.1	511.4	471.3	689.2

Gross profit	2,444.9	2,043.3	1,808.9	2,679.3

Operating expenses
Selling, general and administrative	1,558.3	1,307.4	1,185.6	1,680.1
Research and development	963.6	596.3	723.3	836.6

Total operating expenses	2,521.9	1,903.7	1,908.9	2,516.7

Operating (loss) income	(77.0)	139.6	(100.0)	162.6
Interest and other income (expense), net	32.1	12.6	24.3	20.4

Income (loss) before income taxes	(44.9)	152.2	(75.7)	183.0
Income tax expense (benefit)	(12.8)	41.0	1.8	26.4

Net income (loss)	$(32.1)	$111.2	$(77.5)	$156.6

Financial information presented in the “Historical Forest” column in the unaudited pro forma combined balance sheet and statement of operations has been reclassified or classified to conform to the historical presentation in Actavis’ consolidated financial statements as follows (in millions):

Reclassifications and classifications in the unaudited pro forma combined balance sheet

	Before Reclassification		Reclassification	After Reclassification
Investments and other assets	$1,584.8	(i)	$—	$1,584.8
Product rights and other intangibles	2,072.1	(ii)	—	2,072.1
Accounts payable and accrued expenses	1,040.0	(iii)	—	1,040.0
Other taxes payable	528.5	(iv)	—	528.5

(i)	Includes “Marketable securities and investments” of $1,463.8 million and “Other assets” of $121.0 million.
(ii)	Represents “License agreements, product rights and other intangibles, net” of $2,072.1 million.
(iii)	Includes “Accounts payable” of $77.5 million and “Accrued expenses and other current liabilities” of $962.5 million.
(iv)	Represents $528.5 million of uncertain tax positions.

Reclassifications and classifications in the unaudited pro forma combined statement of operations

	Before Reclassification		Reclassification	After Reclassification
Net revenues	$3,368.5	(i)	$—	$3,368.5
Cost of sales	689.2	(ii)	(46.4)	642.8
Selling and marketing	1,680.1	(iii)	(528.4)	1,151.7
General and administrative	—		445.6	445.6
Amortization	—		127.1	127.1
Loss on asset sales, impairments and contingent consideration adjustment, net	—		2.1	2.1
Interest income	20.4	(iv)	0.6	21.0
Interest expense	—		(3.5)	(3.5)
Other income (expense), net	—		2.9	2.9

(i)	Represents “Total revenue” of $3,368.5 million.
(ii)	Includes amortization of $46.4 million.
(iii)	Includes “General and administrative expense” of $445.6 million, “Amortization” of $80.7 million and “Loss on asset sale” of $2.1 million.
(iv)	Represents “Interest and other income (expense), net” of $20.4 million.

5.	Historical Aptalis

Financial information presented in the “Historical Aptalis” column in the unaudited pro forma combined balance sheet represents the historical consolidated balance sheet of Aptalis as of December 31, 2013. Financial information presented in the “Historical Aptalis” column in the unaudited pro forma combined statement of operations represents the historical consolidated statement of operations of Aptalis for the year ended December 31, 2013, which is derived by adding the statement of operations for the three months ended December 31, 2013 and subtracting the statement of operations for the three months ended December 31, 2012 to and from the statement of operations for the fiscal year ended September 30, 2013 as follows (in millions):

	Year Ended September 30, 2013	Three Months Ended December 31, 2013	Three Months Ended December 31, 2012	Twelve Months Ended December 31, 2013
Total revenue	$687.9	$191.5	$174.3	$705.1
Cost of goods sold	146.6	39.9	32.3	154.2
Selling and administrative expenses	172.5	56.6	42.7	186.4
Management fees	7.0	1.9	1.7	7.2
Research and development expenses	65.5	28.8	17.5	76.8
Depreciation and amortization	94.8	20.0	25.3	89.5
Fair value adjustments to intangible assets and contingent consideration	10.0	0.7	2.9	7.8
Gain on disposal of product line	(1.0)	(2.0)	(1.0)	(2.0)
Transaction, restructuring and integration costs	2.4	0.1	0.6	1.9

Total operating expenses	497.8	146.0	122.0	521.8

Operating income	190.1	45.5	52.3	183.3

Financial expenses	68.8	23.8	17.9	74.7
Loss on extinguishment of debt	—	5.3	—	5.3
Interest and other income	(0.4)	(0.1)	(0.1)	(0.4)
Loss (gain) on foreign currencies	0.1	0.1	(0.4)	0.6

Total other expenses	68.5	29.1	17.4	80.2

Income before income taxes	121.6	16.4	34.9	103.1
Income tax expense	34.7	13.5	8.2	40.0

Net income	$86.9	$2.9	$26.7	$63.1

Financial information presented in the “Historical Aptalis” column in the unaudited pro forma combined balance sheet and statement of operations has been reclassified or classified to conform to the historical presentation in Actavis’ consolidated financial statements as follows:

Reclassifications and classifications in the unaudited pro forma combined balance sheet

	Before Reclassification		Reclassification		After Reclassification
Prepaid expenses and other current assets	$17.1	(i)	$—		$17.1
Investments and other assets	24.6	(ii)	—		24.6
Accounts payable and accrued expenses	159.1		(2.7)		156.4
Deferred revenue (Current)	—		2.7		2.7
Other long-term liabilities	40.6		(4.5	)(iii)	36.1
Other taxes payable	—		4.5	(iii)	4.5

(i)	Includes “Income taxes receivable” of $3.4 million and “Prepaid and other current assets” of $13.7 million.
(ii)	Includes “Deferred debt issue expenses, net” of $23.9 million and “Other long term assets” of $0.7 million.
(iii)	Represents reclassification of uncertain tax positions.

Reclassifications and classifications in the unaudited pro forma combined statement of operations

	Before Reclassification		Reclassification		After Reclassification
Net revenues	$705.1	(i)	$—		$705.1
Cost of sales	154.2		15.0	(viii)	169.2
Selling and marketing	195.5	(ii)	(93.8)		101.7
General and administrative	—		93.8		93.8
Amortization	89.5	(iii)	(15.0	)(viii)	74.5
Loss on asset sales, impairments and contingent consideration adjustment, net	5.8	(iv)	—		5.8
Interest income	0.4	(v)	—		0.4
Interest expense	(74.7	)(vi)	—		(74.7)
Other income (expense), net	(5.9	)(vii)	—		(5.9)

(i)	Represents “Total revenue” of $705.1 million.
(ii)	Includes “Selling and administrative expenses” of $186.4 million, “Management fees” of $7.2 million and “Transaction, restructuring and integration costs” of $1.9 million.
(iii)	Represents “Depreciation and Amortization” of $89.5 million.
(iv)	Includes “Fair value adjustments to intangible assets and contingent consideration” of $7.8 million and “Gain on disposal of product line” of $(2.0) million.
(v)	Represents “Interest and other income” of $0.4 million.
(vi)	Represents “Financial expenses” of $74.7 million.
(vii)	Includes “Loss on extinguishment of debt” of $5.3 million and “Loss on foreign currencies” of $0.6 million.
(viii)	Represents reclassification of “Depreciation expense” of $15.0 million.

6.	Historical Warner Chilcott

Financial information presented in the “Historical Warner Chilcott” column in the unaudited pro forma combined statement of operations represents the historical consolidated statement of operations of Warner Chilcott for the nine months ended September 30, 2013. Results of operations of Warner Chilcott after October 1, 2013 (i.e., date of acquisition) are included in “Historical Actavis plc” column.

Financial information presented in the “Historical Warner Chilcott” column in the unaudited pro forma combined statement of operations has been reclassified to conform to the historical presentation in Actavis’ consolidated financial statements as follows (in million):

	Before Reclassification		Reclassification	After Reclassification
Selling and marketing	$572.0	(i)	$(250.0)	$322.0
General and administrative	—		250.0	250.0

(i)	Includes $575.0 million of “Selling, general and administrative” and $(3.0) million of “Restructuring (income)/costs.”

7.	Unaudited Pro Forma Combined Balance Sheet Adjustments

Adjustments included in the “Aptalis Acquisition and Financing Adjustments” column in the accompanying unaudited pro forma combined balance sheet at December 31, 2013 are as follows (in millions):

	Note	Amount
Purchase consideration
Cash consideration	7a	$1,793.5
Payout of Aptalis equity awards	7a	74.6

Fair value of total consideration transferred		$1,868.1

Historical book value of net assets acquired
Book value of Aptalis’ historical net assets as of December 31, 2013		$(331.9)
Less Aptalis’ M&A costs expected to incur		(1.5)

Net assets to be acquired		$(333.4)

Adjustments to reflect preliminary fair value of assets acquired and liabilities assumed
Inventories, net	7b	$123.7
Product rights and other intangibles, net	7b	2,190.3
Goodwill	7c	445.2
Deferred tax liabilities	7d	(557.7)

Total		$2,201.5

a.	Represents (a) the cash consideration paid by Forest to purchase Aptalis, equal to the enterprise value of $2,900.0 million (i) less the extinguishment of $1,250.0 million in principal of existing Aptalis debt as of December 31, 2013, (ii) less certain Aptalis shareholders’ expenses of $1.9 million, (iii) plus Aptalis’ cash on hand of $104.2 million as of December 31, 2013, (iv) plus the aggregate exercise price of Aptalis stock options of $41.2 million and (b) the payout of Aptalis equity awards of $74.6 million.

All outstanding options, restricted stock units and long-term incentive plan awards of Aptalis were converted into the right to receive a certain amount of cash per share. In aggregate, $74.6 million was paid. No equity awards of Aptalis survived the merger and no replacement equity awards were granted.

b.	Represents the estimated fair value adjustment to step-up Aptalis’ inventory and identifiable intangible assets by $123.7 million and $2,190.3 million to their preliminary fair values of $185.2 million and $2,764.7 million, respectively.

The estimated step-up in inventory is preliminary and is subject to change based upon management’s final determination of the fair values of finished goods and work-in-process inventories. The final step-up in inventory will increase cost of sales as the acquired inventory is sold within the first year after the acquisition. As there is no continuing impact, the effect on cost of sales from the inventory step-up is not included in the unaudited pro forma combined statement of operations.

Identified intangible assets primarily represent product rights that are expected to be amortized over a weighted average useful life of 10 years. The fair value estimate for identifiable intangible assets is preliminary and is determined based on the assumptions that market participants would use in pricing these assets, based on the most advantageous market for the assets (i.e., its highest and best use). The final fair value determination for identified intangibles may differ from this preliminary determination.

The fair value of identifiable intangible assets is determined primarily using the “income approach,” which is a valuation technique that provides an estimate of the fair value of an asset based on market participant expectations of the cash flows an asset would generate over its remaining useful life. Some of the more significant assumptions inherent in the development of the identifiable intangible assets valuations, from the perspective of a market participant, include the estimated net cash flows for each year for each product (including net revenues, cost of sales, research and development costs, selling and marketing costs and working capital asset/contributory asset charges), the appropriate discount rate to select in order to measure the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, competitive trends impacting the asset and each cash flow stream as well as other factors. No assurances can be given that the underlying assumptions used to prepare the discounted cash flow analysis will not change. Therefore, actual results may vary significantly from estimated results.

c.	Goodwill is calculated as the difference between the fair value of the consideration transferred and the values assigned to the identifiable assets acquired and liabilities assumed. The adjustment represents a net increase of goodwill by $445.2 million to present Forest’s total goodwill of $1,339.0 million after giving effect to the Aptalis Acquisition presented in the unaudited pro forma combined financial statements.

d.	Represent a deferred income tax liability of $29.8 million (current) and $527.9 million (non-current), resulting from fair value adjustments for the inventory and identifiable intangible asset, respectively. This estimate of deferred tax liabilities was determined based on the excess book basis from fair value accounting over the tax basis of the inventory and identifiable intangible assets at a 24.1% weighted average statutory tax rate of the United States, Canada and Ireland, where most of Aptalis’ taxable income was generated historically.

e.	Represents (a) cash inflows from Forest’s new borrowings of $1,050.0 million (4.375% notes) and $750.0 million (4.875% notes) to fund the Aptalis Acquisition and (b) cash outflows from (i) cash purchase consideration of $1,793.5 million, (ii) payout of Aptalis equity awards of $74.6 million, (iii) the repayment of existing Aptalis’ debt of $1,250.0 million, (iv) merger and acquisition (“M&A”) costs of Forest and Aptalis of $51.0 million and $1.5 million, respectively and (v) Forest’s financing costs of $22.9 million.

f.	Represents the write-off of the deferred financing costs of $23.9 million related to the repayment of Aptalis’ existing debt, offset by the new deferred financing costs of $22.9 million related to the Forest’s new debt to finance the Aptalis Acquisition.

g.	Represents the repayment of existing Aptalis long-term debt, net of discount, of $1,218.3 million and the current portion of long-term debt of $12.5 million (principal amount of $1,250.0 million in total), and Forest’s new long-term debt of $1,050.0 million (4.375% notes) and $750.0 million (4.875% notes).

h.	Represents the elimination of Aptalis’ historical common stock.

i.	Represents the elimination of Aptalis’ historical additional paid-in capital.

j.	Represents (i) the elimination of Aptalis’ historical accumulated deficit of $593.9 million, (ii) Forest’s expected M&A costs of $51.0 million, (iii) the write-down of deferred financing costs of $23.9 million and a loss from the extinguishment of debt of $19.2 million, related to the repayment of existing Aptalis debt.

k.	Represents the elimination of Aptalis’ historical accumulated other comprehensive income.

Adjustments included in the “Forest Acquisition Adjustments” column in the accompanying unaudited pro forma combined balance sheet at December 31, 2013 are as follows (in millions):

	Note	Amount
Purchase consideration
Preliminary estimate of fair value of ordinary shares issued	7l	$18,486.6
Preliminary estimate of fair value of equity awards issued	7l	668.2
Cash consideration	7l	6,977.7

Fair value of total consideration transferred		$26,132.5

Historical book value of net assets acquired
Book value of Forest’s historical net assets as of December 31, 2013		$5,899.2
Less Forest’s M&A costs expected to incur		(20.0)

Net assets to be acquired		$5,879.2

Adjustments to reflect preliminary fair value of assets acquired and liabilities assumed
Inventories, net	7m	$547.8
Product rights and other intangibles, net	7m	8,959.9
Goodwill	7n	12,742.2
Deferred tax liabilities	7o	(1,996.6)

Total		$20,253.3

l.	“Preliminary estimate of fair value of ordinary shares issued” was estimated based on approximately 267,960 thousand shares of Forest’s common stock outstanding (excluding restricted stock) as of December 31, 2013, multiplied by the exchange ratio of 0.3306 and Actavis’ share price on March 10, 2014 of $208.68 per share.

Almost all equity awards of Forest will be replaced with equity awards of Actavis with similar terms, except for restricted stock units with performance conditions. “Preliminary estimate of fair value of equity awards issued” represents the estimated aggregate fair value of Actavis’ replacement awards attributable to the service periods prior to the Forest Acquisition, which is considered as part of purchase consideration, and was calculated based on Forest’s equity awards outstanding (including restricted stock) as of December 31, 2013, multiplied by the exchange ratio of 0.4723 and estimated fair value of equity awards.

The number of Actavis’ ordinary shares and equity awards issued is dependent on the number of Forest’s common stock and equity awards outstanding on the date of the Forest Acquisition.

Fair value of common stock and equity awards was estimated based on the Actavis’ closing share price on March 10, 2014 of $208.68 per share. A 25% increase to the Actavis’ share price would increase the purchase price by $4,857.1 million, and a 25% decrease in share price would decrease the purchase price by $4,853.5 million, both with a corresponding change to our assets. The actual purchase price will fluctuate until the effective date of the acquisition and the final valuation could differ significantly from the current estimate.

m.	Represents the estimated fair value adjustment to step-up Forest’s inventory and identifiable intangible assets by $547.8 million and $8,959.9 million to their preliminary fair values of $1,171.0 million and $13,796.7 million, respectively.

The estimated step-up in inventory is preliminary and is subject to change based upon management’s final determination of the fair values of finished goods and work-in-process inventories. The final step-up in inventory will increase cost of sales as the acquired inventory is sold within the first year after the acquisition. As there is no continuing impact, the effect on cost of sales from the inventory step-up is not included in the unaudited pro forma combined statement of operations.

Identified intangible assets of $13,796.7 million primarily consist of (i) currently marketed products (“CMP”) of $8,848.0 million (weighted average useful life of 7.9 years), (ii) CMP obtained from the Aptalis Acquisition of $2,764.7 million (weighted average useful life of 10.0 years), (iii) IPR&D of $1,808.0 million and (iv) other intangible assets such as royalty agreements and technology contracts of $376.0 million (weighted average useful life of 8.5 years). The IPR&D amounts will be capitalized and accounted for as indefinite-lived intangible assets and will be subject to impairment testing until completion or abandonment of the projects. Upon successful completion of each project and launch of the product, Actavis will make a separate determination of useful life of the IPR&D intangible and amortization will be recorded as an expense. As the IPR&D intangibles are not currently marketed, no amortization of these items is reflected in the unaudited pro forma combined statement of operations.

The fair value estimate for identifiable intangible assets is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. For purposes of the accompanying unaudited pro forma combined financial information, it is assumed that all assets will be used in a manner that represents their highest and best use. The final fair value determination for identified intangibles, including the IPR&D intangibles, may differ from this preliminary determination.

The fair value of identifiable intangible assets is determined primarily using the “income approach,” which is a valuation technique that provides an estimate of the fair value of an asset based on market participants’ expectations of the cash flows an asset would generate over its remaining useful life. Some of the more significant assumptions inherent in the development of the identifiable intangible assets valuations, from the perspective of a market participant, include the estimated net cash flows for each year for each project or product (including net revenues, cost of sales, research and development costs, selling and marketing costs and working capital asset/contributory asset charges), the appropriate discount rate to select in order to measure the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, competitive trends impacting the asset and each cash flow stream as well as other factors. The major risks and uncertainties associated with the timely and successful completion of the IPR&D projects include legal risk and regulatory risk. No assurances can be given that the underlying assumptions used to prepare the discounted cash flow analysis will not change or the timely completion of each project to commercial success will occur. For these and other reasons, actual results may vary significantly from estimated results.

n.	Goodwill is calculated as the difference between the fair value of the consideration expected to be transferred and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. The adjustment represents a net increase of Actavis’ total goodwill to $22,278.8 million after giving effect to the Forest Acquisition.

o.	Represent a deferred income tax liability of $115.0 million (current) and $1,881.6 million (non-current), resulting from fair value adjustments for the inventory and identifiable intangible asset, respectively. This estimate of deferred tax liabilities was determined based on the excess book basis from fair value accounting over the tax basis of the inventory and identifiable intangible assets at a 21.0% weighted average statutory tax rate of the United States and Ireland, where most of Forest’s taxable income was generated historically.

In connection with the Forest Acquisition, Actavis will continue to consider the realization of deferred tax assets and any related valuation allowances. Recoverability of the deferred tax assets depends on a number of factors including certain tax limitations that may be triggered in connection with the acquisition, final tax structure, final intercompany and external debt structure and finalization of fair values under ASC 805 and related deferred taxes by jurisdiction. Due to the significant uncertainty involved and the non-continuing nature of the impact, the effect of the potential release of the valuation allowance is not reflected in the unaudited pro forma combined financial information.

p.	Represents cash outflows from the (i) payment of cash purchase consideration of $6,977.7 million and (ii) M&A costs of Actavis and Forest of $86.9 million and $20.0 million, respectively.

q.	Represents the elimination of Forest’s ordinary shares. The aggregate par value of newly issued Actavis’ ordinary shares was not material.

r.	Represents the issuance of Actavis ordinary shares (excluding restricted shares) of $18,486.6 million and the issuance of replacement equity awards (including restricted shares) of $668.2 million, partially offset by the elimination of Forest’s additional paid-in capital of $1,951.1 million.

s.	Represents the elimination of Forest’s retained earnings of $9,072.5 million and Actavis’ estimated M&A costs of $86.9 million.

t.	Represents the elimination of Forest’s historical accumulated other comprehensive income.

u.	Represents the elimination of Forest’s historical treasury stock.

Adjustments included in the “Forest Financing Adjustments” column in the accompanying unaudited pro forma combined balance sheet at December 31, 2013 are as follows (in millions):

v.	The accompanying unaudited combined financial information is prepared assuming that the Forest Acquisition will be funded through a combination of available cash on hand, senior unsecured term loans of $2,000.0 million, senior notes of $2,000.0 million and, to the extent it is necessary for a short term, cash bridge loans.

Based on the estimated available cash generated from operating and investing activities between December 31, 2013 and the anticipated closing date in the second or third quarter of 2014, Actavis expects to have sufficient cash to close the Forest Acquisition without drawing the cash bridge loans. Even if the cash bridge loans are drawn, the loans are expected to be fully paid within a short period of time. However, the unaudited combined pro forma balance sheet should be presented based on historical cash balance as of December 31, 2013. Therefore, the unaudited combined pro forma balance sheet is presented as if cash bridge loans were drawn at closing based on cash on hand as of December 31, 2013.

Although Actavis can also draw its revolving credit facility under the Amended and Restated Actavis Revolving Credit and Guaranty Agreement, it is not expected that the revolving credit facility will be drawn to complete the Mergers. Therefore, the accompanying unaudited combined financial information does not reflect the use of Actavis’ revolving credit facility.

The adjustment represents (a) the cash inflows from (i) the senior unsecured term loans of $2,000.0 million, (ii) the senior notes of $2,000.0 million and (iii) the cash bridge loans of $1,825.6 million and (b) the cash outflows from the payment of financing costs of $103.1 million.

w.	Represents deferred financing costs of $103.1 million related to Actavis’ term loan and senior notes borrowings to fund the Forest Acquisition.

x.	Represents current portion of borrowings.

y.	Represents long-term portion of borrowings.

8.	Unaudited Pro Forma Combined Statement of Operations Adjustments

Adjustments included in the “Warner Chilcott Acquisition and Financing Adjustments” column in the accompanying unaudited pro forma combined statement of operations are as follows:

a.	Represents the elimination of net revenues and cost of sales of product sales and royalty payments of $16.4 million between Actavis and Warner Chilcott for the nine months ended September 30, 2013.

b.	Actavis applied the acquisition method of accounting to the assets acquired and liabilities assumed from Warner Chilcott and the property and equipment of Warner Chilcott were recorded at fair value and their useful lives were adjusted. The adjustment represents a resulting change in depreciation for the nine months ended September 30, 2013. The change in depreciation is reflected as follows (in millions):

Nine Months Ended September 30, 2013
Cost of sales	$(1.9)
Research and development	0.4
General and administrative	(8.0)

Total	$(9.5)

Note that as a result of the application of the acquisition method of accounting, inventories of Warner Chilcott were stepped up by $408.3 million, $173.5 million of which was sold during the fourth quarter of 2013, increasing cost of sales in the consolidated statement of operations of Actavis. Since such inventory step-up does not have a continuing impact, no adjustment was made to the unaudited combined pro forma statement of operations.

c.	Represents the stock-based compensation of $7.3 million in connection with the replacement equity awards granted at the close of the Warner Chilcott Acquisition and removal of M&A costs of $62.6 million recorded by Actavis and Warner Chilcott for the nine months ended September 30, 2013.

d.	Represents increased amortization for the fair value of identified intangible assets with definite lives for the nine months ended September 30, 2013. The Company matches amortization over the economic benefit method as follows (in millions):

		Fair Value	Nine Months Ended September 30, 2013
CMP intangible assets		$3,021.0	$712.6
IPR&D	Non-amortizable	1,708.0	—

		$4,729.0	$712.6

Less historical amortization			329.0

			$383.6

e.	In connection with the Warner Chilcott Acquisition, Warner Chilcott’s senior secured credit facilities were refinanced. Giving effect to the refinancing of the $2,000.0 million of Warner Chilcott’s senior secured credit facilities, with a weighted average interest rate of 1.49%, interest expense including amortization of the debt issuance costs for the nine months ended September 30, 2013 is expected to decrease by $100.1 million.

f.	Represents the income tax effect for unaudited pro forma combined statement of operations adjustments related to the Warner Chilcott Acquisition and financing using a 20.0% weighted average statutory tax rate of the United States and Puerto Rico, where most of Warner Chilcott’s taxable income was generated historically.

Adjustments included in the “Aptalis Acquisition and Financing Adjustments” column in the accompanying unaudited pro forma combined statement of operations are as follows:

g.	Represents (i) the reversal of the management fee of $7.2 million incurred by Aptalis, as the management contract was terminated upon the Aptalis Acquisition and (ii) the reversal of M&A costs of $1.7 million recorded by Forest and Aptalis in connection with the Aptalis Acquisition.

h.	Represents increased amortization for the fair value of identified intangible assets with definite lives as follows (in millions):

	Weighted Average Useful Lives (Years)	Fair Value	Year Ended December 31, 2013
CMP intangible assets	10	$2,764.7	$276.5
Less historical amortization			74.5

			$202.0

i.	Represents (a) (i) new interest expense related to the $1,050.0 million of 4.375% notes due 2019 and $750.0 million of 4.875% notes due 2021, issued in January 2014 and (ii) $1,200 million of 5.000% notes due 2021 issued in December 2013, including amortization of deferred financing costs based on the effective interest rate method and (b) the elimination of Aptalis’ historical interest expense of $74.7 million in connection with the repayment of Aptalis’ existing long-term debt in the principal amount of $1,250.0 million upon the Aptalis Acquisition as follows (in millions):

Year Ended December 31, 2013
New interest expense from Forest’s 4.375% Notes	$48.4
New interest expense from Forest’s 4.875% Notes	37.7
New interest expense from Forest’s 5.000% Notes	61.9
Elimination of Aptalis’ historical interest expense	(74.7)

Total	$73.3

j.	Represents the income tax effect for unaudited pro forma combined statement of operations adjustments related to the Aptalis Acquisition and the related financing using a 24.1% weighted average blended statutory tax rate of the United States, Canada and Ireland, where most of Aptalis’ taxable income was generated historically.

Adjustments included in the “Forest Acquisition Adjustments” column in the accompanying unaudited pro forma combined statement of operations are as follows:

k.	Represents the elimination of net revenues and cost of sales of product sales of $22.9 million between Actavis and Aptalis during the period which is reflected in the Forest subtotal after the Aptalis Acquisition.

l.	Represents the stock-based compensation of $307.5 million in total in connection with the replacement equity awards to be granted at the close of the Forest Acquisition.

m.	Represents increased amortization for the fair value of identified intangible assets with definite lives for the year ended December 31, 2013. The increase in amortization expense for intangible assets is calculated as follows (in millions):

	Weighted Average Useful Lives (Years)	Fair Value	Amortization
CMP intangible assets of Forest	7.9	$8,848.0	$1,120.0
Other intangible assets of Forest	8.5	376.0	44.2
IPR&D of Forest	Non-Amortizable	1,808.0	—
CMP intangible assets acquired through the Aptalis Acquisition	10	2,764.7	276.5

		$13,796.7	$1,440.7

Less historical amortization			403.6

			$1,037.1

A $100.0 million increase or decrease in fair value of identified intangible assets would increase or decrease amortization by approximately $11.9 million.

n.	Represents the income tax effect for unaudited pro forma combined statement of operations adjustments related to the Forest acquisition using a 21.0% weighted average blended statutory tax rate of the United States and Ireland, where most of Forest’s taxable income was generated historically.

Adjustments included in the “Forest Financing Adjustments” column in the accompanying unaudited pro forma combined statement of operations are as follows:

o.	Represents estimated interest expense, including amortization of deferred financing costs based on effective interest rate method, related to the new senior unsecured term loans and senior notes as follows (in millions):

Year Ended December 31, 2013
New senior unsecured term loans	$40.8
New senior notes	108.2

Total	$149.0

For the new senior unsecured term loans of $2,000.0 million, five year maturity was assumed. For the new senior notes in the principal amount of $1,000.0 million each, 10 year maturity and 30 year maturity were assumed, respectively. The assumed interest rate for these new borrowings was 3.27% on a weighted average basis. Interest expense from the cash bridge loans was not reflected in the unaudited combined pro forma statement of operations as it will not have a continuing impact due to the short-term nature, even if the cash bridge loans were drawn at closing.

There is no assurance that the underlying assumptions used in interest expense calculation will not change. For this and other reasons, the actual financing of the Forest Acquisition and related financial impacts may vary significantly from the estimates included herein.

A 1/8% increase or decrease in the variable interest rate on the new senior unsecured term loans would increase or decrease the annual interest expense by $2.5 million. A 1/8% increase or decrease in the interest rate on the new senior notes would increase or decrease the annual interest expense by $2.5 million.

p.	Represents the income tax effect for unaudited pro forma combined statement of operations adjustments related to the financing for the Forest Acquisition using a 21.0% weighted average blended statutory tax rate of the United States and Ireland, where most of Forest’s taxable income was generated historically.

9.	Earnings per Share

The unaudited pro forma combined basic and diluted earnings per share calculations are based on Actavis’ consolidated basic and diluted weighted-average number of shares. The historical basic and diluted weighted average shares of Forest are assumed to be replaced by the shares expected to be issued by Actavis. All equity awards, including the replacement equity awards from the Forest Acquisition, were not included in the dilutive earnings per share calculation as they were antidilutive.